ACP Strategic Opportunities Fund II, LLC SC TO I

EXHIBIT (F)

FORM OF LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, RETIREMENT PLAN TRUSTEES AND OTHER NOMINEES REGARDING THE OFFER TO PURCHASE BY

ACP Strategic Opportunities Fund II, LLC Offer to Purchase
Up to twenty-five percent (25%) of the Units
at Net Asset Value

To: Brokers, Dealers, Commercial Banks, Trust Companies, Retirement Plan Trustees and Other Nominees (“Financial Intermediaries”):

We are enclosing the material listed below relating to the offer by ACP Strategic Opportunities Fund II, LLC (the “Master Fund”) to Investors (the “Investors”) of ACP Strategic Opportunities Fund (the “Master Fund”) to repurchase at net asset value up to twenty-five percent (25%) of the Units of beneficial interest (the “Units”) of the Fund as are properly tendered and not withdrawn on the Expiration Date, April 30, 2013. The Fund is a Delaware Limited Liability Company registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company.

THE OFFER TO PURCHASE EXPIRES AT 11:59 P.M. EASTERN TIME ON APRIL 30, 2013, UNLESS EXTENDED (THE "EXPIRATION DATE").

The Repurchase Price to be paid is an amount equal to the net asset value of the tendered Units of the Fund as of the close of the regular trading session of the New York Stock Exchange on June 30, 2013. An Investor will most likely receive the Repurchase Price for each Unit tendered and accepted, in cash, without interest. The Units will be repurchased subject to the terms and conditions set forth in the Offer to Purchase dated April 1, 2013 and the related Letter of Transmittal, which as amended or supplemented from time to time constitute the Repurchase Offer (“Offer to Purchase”).

The following documents are enclosed:

(1) Offer to Purchase dated April 1, 2013;
(2) Letter of Transmittal; and
(3) Instructions Form

Please be advised that participation in the Offer to Purchase requires submission of the Instructions Form. All Financial Intermediaries are requested to submit account information on behalf of their clients who choose to participate in the Offer. If a client instructs you by telephone to present Units for repurchase, please record the telephone conversation (in accordance with applicable law).

No fees or commissions will be payable to brokers, dealers or other persons under the terms of the Offer, although redeeming Investors may be obligated to pay a processing fee to their Financial Intermediary for assistance in transmitting a repurchase request.

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The Offer to Purchase is not being made to (nor will repurchase requests be accepted from or on behalf of) Investors residing in any jurisdiction in which the making of the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. To the extent that the securities laws of any jurisdiction would require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund’s behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NONE OF THE FUNDS, THEIR BOARD OF DIRECTORS, PINNACLE FUND ADMINISTRATION, LLC OR THE INVESTMENT MANAGER TO THE FUNDS IS MAKING ANY RECOMMENDATION TO ANY INVESTOR WHETHER TO SUBMIT FOR PURCHASE OR TO REFRAIN FROM SUBMITTING FOR PURCHASE UNITS. THE FUNDS HAVE BEEN ADVISED THAT NO MEMBER OF THE BOARD OF DIRECTORS, PINNACLE FUND ADMINISTRATION, LLC, OFFICER OF THE FUNDS, OR THE FUND’S ADVISER WILL PARTICIPATE IN THE OFFER TO PURCHASE.

Additional copies of the enclosed materials may be obtained from Pinnacle Fund Administration, LLC, the Fund’s Administrator, at the address and telephone number set forth in the Letter of Transmittal. Any questions you have with respect to the Offer should be directed to Ascendant Capital Partners, LP at (610) 688-4180.

Very truly yours,

ACP Strategic Opportunities Fund II, LLC

NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF EITHER THE MASTER FUND OR PINNACLE FUND ADMINISTRATION, LLC OR AUTHORIZE YOU OR ANY OTHER PERSON (A) TO MAKE ANY STATEMENTS WITH RESPECT TO THE PURCHASE OFFER, OTHER THAN THE STATEMENTS SPECIFICALLY SET FORTH IN THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL, OR (B) TO DISTRIBUTE ANY MATERIAL WITH RESPECT TO THE PURCHASE OFFER OTHER THAN AS SPECIFICALLY AUTHORIZED HEREIN.

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